 ANDERSEN ANDERSEN [and] STRONG, L.C. Certified Public and Business Consultants Member SEC Practice Section of AICPA
941 East 3300 South, Suite 202 Salt Lake City, Utah 84106
Telephone 801 486-0096 Fax 801 486-0098
REPORT ON REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
The Board of Directors Mammoth Mining Company
We hereby consent to the inclusion of our November 5th 2001 audit of Mammoth Mining Company in your Form 10K-SB submission to the SEC.
We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for finanacial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the accompanying finanacial statements for them to be in conformity with generally accepted acounting principles.
/s/ Andersen Andersen and Strong -------------------------------- ANDERSEN ANDERSEN AND STRONG
Salt Lake City November 5, 2001